As filed with the Securities and Exchange Commission on February 9, 2018
Registration No. 333-64610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Tapestry, Inc.
(Exact name of registrant as specified in its charter)

Maryland	52-2242751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Hudson Yards
New York, NY 10001
 (Address, including zip code, of registrant's principal executive offices)

Tapestry, Inc. 401(k) Savings Plan (formerly Coach, Inc. Savings and Profit Sharing Plan)
Coach, Inc. Retirement Savings Plan of Puerto Rico
 (Full Titles of Plan)

David Howard, Esq.
Vice President, Deputy General Counsel and Assistant Secretary
10 Hudson Yards
New York, NY 10001
 (212) 594-1850
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Tapestry, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 5, 2001 (Registration No. 333-64610) (the “Registration Statement”), with respect to 1,600,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Shares”) and an indeterminate amount of interests to be offered or sold pursuant to the Tapestry, Inc. 401(k) Savings Plan (formerly the Coach, Inc. Savings and Profit Sharing Plan) (the “Savings Plan”) and the Coach, Inc. Retirement Savings Plan of Puerto Rico (the “PR Plan” and collectively with the Savings Plan, the “Plans”).

As of September 5, 2017, the Registrant terminated the Registrant’s stock fund under the Savings Plan and all Shares held in such fund under the Savings Plan were liquidated.  No securities were issued by the Registrant pursuant to the PR Plan.  Accordingly, the Registrant is no longer issuing securities under the Plans and no further investments in the Registrant’s securities may be made under the Plans.  Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, all remaining Shares and participation interests in the Plans registered but that remain unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 9, 2018.

Tapestry, Inc.

By:	/s/ Todd Kahn
Name: Todd Kahn
Title: President, Chief Administrative Officer & Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of February 2018.

Tapestry, Inc. 401(k) Savings plan

By:	/s/ Laura Booth
Laura F. Booth, on behalf of the Retirement Plan Committee, Plan Administrator

Coach, Inc. Retirement Savings Plan of Puerto Rico

By:	/s/ Laura Booth
Laura F. Booth, on behalf of the Retirement Plan Committee, Plan Administrator